Exhibit 10.30

Description of ITT Educational Services, Inc.’s Executive and Director Compensation

2013 Executive Salaries

On February 19, 2013, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective February 11, 2013, which was the beginning date of the then-current pay period. The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2013 Annual Meeting of Shareholders. The following table sets forth the 2013 base salary information for each of our named executive officers as of February 11, 2013.

Named Executive Officer	2013 Salary
Kevin M. Modany	$800,074
Daniel M. Fitzpatrick	$400,000
Clark D. Elwood	$335,224
Eugene W. Feichtner	$310,108
June M. McCormack	$276,791

2013 Short-Term Compensation

On February 19, 2013, the Compensation Committee established a short-term compensation element for our executive officers that will be payable in early 2014, if certain management objectives (the “2013 Management Objectives”) are accomplished during 2013. The 2013 Management Objectives include:

•	Obtain requisite authorizations for corporate training, continuing education and/or test preparation courses.

•	Obtain requisite authorizations for a variety of allied health programs at the ITT Technical Institutes.

•	Obtain requisite authorizations for additional science, technology and/or engineering associate degree programs at the ITT Technical Institutes.

•	Obtain requisite authorizations for a dual high school diploma and associate degree at an ITT Technical Institute.

•	Create a content mapping construct with respect to all program and course offerings that link each component.

•	Design and implement a comprehensive student support services improvement plan.

•	Determine the viability of an IT Services Operation at the ITT Technical Institutes.

•	Obtain requisite authorizations for education and/or nursing degree programs at Daniel Webster College.

The determination of the extent to which the 2013 Management Objectives are accomplished by our executive officers will be made by the Compensation Committee in early 2014. The Committee intends to assign zero to five points to each 2013 Management Objective based on the extent to which the Committee determines the objective was accomplished. The following table sets forth the maximum short-term compensation percentage that is associated with the total number of points that are assigned to the 2013 Management Objectives by the Compensation Committee:

Total Points	Maximum Short-Term Compensation Percentage
36-40	200.0%
31-35	175.0%
26-30	150.0%
21-25	125.0%
16-20	100.0%
11-15	75.0%
6-10	50.0%
0-5	25.0%

To determine the maximum short-term compensation amount that an executive officer may receive, the maximum short-term compensation percentage (determined as described above) will be multiplied by a standard short-term compensation percentage of annualized base salary as of December 31, 2013, ranging from 32% to 100%, with the percentage depending on the officer’s position, and the result will be multiplied by the officer’s annualized base salary. The following table sets forth the 2013 standard short-term compensation percentage of annualized base salary as of December 31, 2013 for each of the named executive officers:

Named Executive Officer	2013 Standard Short- Term Compensation Percentage of Annualized Base Salary
Kevin M. Modany	100%
Daniel M. Fitzpatrick	65%
Clark D. Elwood	65%
Eugene W. Feichtner	60%
June M. McCormack	60%

An executive officer’s actual short-term compensation payment, however, may be more or less than the officer’s potential short-term compensation as calculated as described above. An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2013 Management Objective. Any 2013 short-term compensation payment will be made in cash. The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

2013 Executive Perquisites

On February 19, 2013, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2013 for our named executive officers:

•	for Mr. Modany, the use of a company car;

•	for Mr. Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of February 11, 2013;

•	for Messrs. Fitzpatrick, Elwood and Feichtner and Ms. McCormack:

•	an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of February 11, 2013; and

•	reimbursement of commuting expenses for any of those officers who live in a state other than Indiana, pursuant to a commuting arrangement approved by our Chief Executive Officer; and

•	for each of the Named Executive Officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2013 for providing all of the 2013 perquisites described above is not expected to exceed $150,000.

2013 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2013 consists of:

•	an annual retainer of $75,000 payable in one installment on January 1, 2013, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the 2006 ITT Educational Services, Inc. Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•

has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the tenth business day following our 2013 Annual Meeting of Shareholders;

•	has a time-based period of restriction of three years; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.